Exhibit 99.1

Inergy Midstream Reports First Quarter Results

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Management to Host Conference Call Today at 9 a.m. CT

Kansas City, MO (January 31, 2012) – Inergy Midstream, L.P. (NYSE:NRGM) (“Inergy Midstream”) today reported results of operations for the quarter ended December 31, 2011, the first quarter of fiscal 2012.

Inergy Midstream reported Adjusted EBITDA of $25.7 million for the quarter ended December 31, 2011, an increase of $7.3 million, or approximately 39.7%, from $18.4 million for the quarter ended December 31, 2010. Net income was $14.4 million for the quarter ended December 31, 2011, and $9.0 million in the same quarter of last year.

“Our results for the quarter were as expected,” said John Sherman, President and CEO of Inergy Midstream. “We are excited to execute our strategy on behalf of our new unitholders. With a strong balance sheet and a pipeline of high-return growth projects, we are well positioned to increase cash earnings and create value for our investors.”

As previously announced, the Board of Directors of Inergy Midstream’s general partner declared a prorated cash distribution of $0.04 per limited partner unit for the quarter ended December 31, 2011. The $0.04 cash distribution per limited partner unit corresponds to an initial quarterly cash distribution of $0.37 per quarter ($1.48 annually) and represents the prorated distribution for the period of time from December 21, 2011, the closing of Inergy Midstream’s initial public offering, through December 31, 2011, the end of its first fiscal quarter. The distribution will be paid on February 14, 2012, to unitholders of record as of February 7, 2012.

Quarterly Results

In the quarter ended December 31, 2011, revenues from firm storage increased to $23.8 million compared to $22.0 million during the same three-month period in 2010. Revenues from transportation increased to $6.5 million for the three months ended December 31, 2011, compared to $3.0 million during the same three-month period in 2010. Revenues from hub services increased to $3.4 million for the three months ended December 31, 2011, compared to $0.9 million during the same three-month period in 2010.

In the quarter ended December 31, 2011, storage related costs decreased to $1.9 million compared to $2.1 million during the same three-month period in 2010. Transportation-related costs were $1.7 million for the three months ended December 31, 2011 and 2010.

For the quarter ended December 31, 2011, operating and administrative expenses were $5.2 million compared to $4.0 million in the same period of fiscal 2011.

Inergy Midstream will host a live conference call and internet webcast on January 31, 2012, at 9:00 a.m. Central Time to discuss the results of operations for the quarter ended December 31, 2011, and its business outlook. The call-in number for the earnings call is 1-888-595-3894, and the conference name is Inergy Midstream. The live internet webcast and the replay can be accessed on Inergy Midstream’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 46673488.

Inergy Midstream’s Initial Public Offering

Inergy Midstream’s initial public offering (“IPO”) of its common units representing limited partner interests closed on December 21, 2011. Inergy Midstream offered 16,000,000 common units and the underwriters exercised their option to purchase an additional 2,400,000 common units. Prior to this offering, there had been no public market for Inergy Midstream’s common units. Inergy Midstream’s common units began trading on the New York Stock Exchange on December 16, 2011, under the symbol “NRGM.” Inergy, L.P. (“Inergy”) owns 75.2% of the outstanding limited partnership units, the incentive distribution rights, and the managing general partner of Inergy Midstream.

On December 21, 2011, Inergy Midstream entered into a new $500 million revolving credit facility (“Credit Facility”) with a December 2016 maturity date. The Credit Facility is available to fund working capital and internal growth projects, to make acquisitions, and for general partnership purposes. Inergy Midstream borrowed $80 million under its Credit Facility to fund a cash distribution to Inergy for reimbursement of capital expenditures associated with its assets. Inergy Midstream’s Credit Facility has an accordion feature that allows Inergy Midstream to increase the available borrowings under the facility by up to $250 million, subject to obtaining additional lender commitments and the satisfaction of certain other conditions.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a master limited partnership engaged in the development and operation of natural gas and NGL storage and transportation assets. Our assets are located in the Northeast region of the United States.

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers from customer service centers throughout the United States. The company also operates a natural gas storage business in Texas and an NGL supply logistics, transportation, and wholesale marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P., Inergy is also engaged in the development and operation of natural gas and NGL storage and transportation business in the Northeast region of the United States.

Corporate news, unit prices, and additional information about Inergy Midstream, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Mike Campbell in Inergy Midstream’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

We define EBITDA as income before income taxes plus net interest expense and depreciation and amortization expense. We define Adjusted EBITDA as EBITDA excluding the gain or loss on the disposal of assets, long-term incentive and equity compensation expense, and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our common unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make distributions to our common unitholders and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. One should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships in our industry, thereby diminishing such measures’ utility.

This press release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: changes in general and local economic conditions; competitive conditions within our industry; our ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the effects of existing and future governmental legislation and regulations; and natural disasters, weather-related delays, casualty losses, and other matters beyond our control. These and other risks and assumptions are described in Inergy Midstream’s prospectus dated December 15, 2011, filed with the United States Securities and Exchange Commission in accordance with Rule 424(b) of the Securities Act on December 16, 2011. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

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Inergy Midstream, L.P. (Formerly Inergy Midstream LLC)

Consolidated Statements of Operations

For the Three Months Ended December 31, 2011 and 2010

(in millions, except unit and per unit data)

	Three Months Ended December 31,
	2011	2010
	(Unaudited)
Revenue:
Firm storage	$21.8	$21.8
Transportation	6.5	3.0
Hub services	3.4	0.9
Related party firm storage	2.0	0.2

	33.7	25.9

Costs and expenses:
Storage related costs	1.9	2.1
Transportation related costs	1.7	1.7
Operating and administrative	5.2	4.0
Depreciation and amortization	10.5	9.1

	19.3	16.9

Net income	$14.4	$9.0

Less: Net income prior to initial public offering of Inergy Midstream, L.P.	14.2

Total limited partners’ interest in net income	$0.2

Net income per limited partner unit:
Basic	$0.00

Diluted	$0.00

Weighted-average limited partners units outstanding (in thousands):
Basic	74,331

Diluted	74,331

	Three Months Ended
	December 31,
	2011	2010
	(Unaudited)
Supplemental Information:

Cash and cash equivalents	$0.1	$—

Outstanding debt:
Credit facility (d)	$80.2	$—

Total partner’s capital	$640.8	$553.3

EBITDA:
Net income	$14.4	$9.0
Depreciation and amortization	10.5	9.1

EBITDA (a)	$24.9	$18.1

Long-term incentive and equity compensation expense	0.8	0.3

Adjusted EBITDA (a)	$25.7	$18.4

Distributable cash flow:
Adjusted EBITDA (a)	$25.7	$18.4
Maintenance capital expenditures (b)	(0.4)	—

Distributable cash flow (c)	$25.3	$18.4

EBITDA:
Net cash provided by operating activities	$24.1	$22.4
Net changes in working capital balances	0.8	(4.3)

EBITDA	$24.9	$18.1

Long-term incentive and equity compensation expense	0.8	0.3

Adjusted EBITDA	$25.7	$18.4

(a)	EBITDA is defined as income (loss) before income taxes plus net interest expense and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make distributions to our common unitholders and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

(b)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(c)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

(d)	On December 21, 2011, Inergy Midstream entered into a new $500 million revolving credit facility (“Credit Facility”) with a December 2016 maturity date. The Credit Facility is available to fund working capital and internal growth projects, to make acquisitions, and for general partnership purposes. Inergy Midstream borrowed $80 million under its Credit Facility to fund a cash distribution to Inergy for reimbursement of capital expenditures associated with its assets. In addition, Inergy Midstream borrowed approximately $6.8 million and made $6.6 million in payments on the Credit Facility.